Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 12, 2007, by and among Edgewater Technology, Inc., a Delaware corporation (the “Company”) and Dave Gallo (“Employee”).

RECITALS

WHEREAS, in the course of building the business of the Company, and in his capacity as an executive officer thereof, Employee will be engaged in a confidential relationship and will gain knowledge of the business, affairs, customers and methods of the Company and each of its direct and indirect Subsidiaries (as defined below) during his executive officer relationship and employment with the Company;

WHEREAS, in this capacity, Employee will have access to lists of the Company’s and its respective Subsidiaries’ customers and their needs, and will become personally known to and acquainted with the Company’s and its Subsidiaries’ customers, thereby establishing a personal relationship with such customers for the benefit of the Company and the applicable Subsidiary; and

WHEREAS, the Company being duly authorized hereto by its Board of Directors and the individual having the requisite capacity and authority, desire to enter into this Agreement to reflect the foregoing, and for other purposes as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. TERM OF AGREEMENT. The term of this Agreement shall commence on the date hereof and shall continue until June 11, 2008, unless terminated sooner in accordance with Sections 5 or 6 hereof (the “Term”). During the Term, the calendar year shall be referred to herein as a “Compensation Year,” which in addition to the full calendar years covered in the Term, for purposes of any incentive compensation plans of the type referenced in Section 3.3, shall include the period of January 1, 2007 through the date of this Agreement and the balance of the 2007 year following the date of this Agreement and for the 2008 year, shall include the balance of the 2008 year following the expiration of the Term through December 31, 2008.

2. DUTIES AND PERFORMANCE.

(a) During the Term, Employee shall be employed on a full-time basis as Chief Operating Officer of the Company and shall have such authority and shall perform such duties consistent with his position as may be reasonably assigned to him by, and shall report to the Chief Executive Officer of the Company. Employee shall use all reasonable efforts to further the interests of the Company and its Subsidiaries and shall devote substantially all of his business time and attentions to his duties hereunder; provided, however, that Employee shall not be prohibited from making investments of a passive nature (other than investment in companies engaged in competition with the Company; provided, Employee shall not prohibited from being a passive owner of not more than three percent (3%) of the outstanding capital stock of a entity which is publicly-traded, as long as the Employee has no active participation in such entity’s business) and devoting time to non-business related ventures, such as real estate investments and charitable activities, so long as such activities do not prevent, or materially interfere, with Employee’s performance of his obligations hereunder. At all times during the Term: (i) Employee’s office and the base from which he primarily performs his duties hereunder shall be located at the Company’s offices which shall not be located more than twenty (20) miles from Wakefield, Massachusetts, unless otherwise agreed to by Employee; and/or (ii) Employee shall not be required to travel internationally, except as agreed to by Employee.

(b) Employee shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by him in connection with the performance of his duties of employment hereunder; provided, however, that Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

3. COMPENSATION.

3.1 Base Salary. The Company shall pay to Employee a base salary at the rate of $275,000.00 per annum through the expiration of the Term, payable bi-weekly as per normal pay practices of the Company. Such base salary shall be subject to increase based upon review by the Compensation Committee of the Company ( the “Committee”) from time to time.

3.2 Stock Options and Restricted Stock Awards. Prior to the date of this Agreement, Employee has been granted stock options and restricted stock under the Company’s Amended and Restated 1996 Stock Option Plan (the “1996 Plan”), the Company’s Amended and Restated 2000 Stock Option Plan (the “2000 Plan”) and the Company’s 2003 Incentive plan (the “2003 Plan”) All shares underlying all existing and all existing and future grants of stock options and/or restricted stock awards, if any, to Employee under the 1996 Plan, the 2000 Plan, the 2003 Plan and/or any other stock based incentive plan of the Company existing as of the date of this Agreement or during the Term, will vest and become immediately exercisable upon a Change in Control. This Change in Control vesting provision will be reflected in each stock option agreement for each stock option grant and/or restricted stock award, if any, granted under the 1996, the 2000 Plan, the 2003 Plan and/or any other stock based incentive compensation plan of the Company as of the date of this Agreement or after the date of this Agreement during the Term. Except as otherwise expressly set forth herein, all of the terms, provisions and conditions of the 1996 Plan grants, the 2000 Plan grants and the 2003 Plan grants and the 2003 Plan Grants shall remain in full force and effect unaltered and unaffected hereby. In addition, in any stock option grant and/or restricted stock award under the 1996 Plan, the 2000 Plan, the 2003 Plan and/or any other stock based compensation plan of the Company after the date of this Agreement, the definition of Cause in this Agreement shall be the definition used in any such stock option grant and/or restricted stock award. As to: (a) any stock options granted under the 1996 Plan, the 2000 Plan, the 2003 Plan and/or any other stock based incentive plan of the Company existing as of or subsequent to the date of this Agreement, during the Term or during Employee’s employment with the Company, if subsequent to the Term; and/or (b) any restricted stock awards issued under any stock based incentive compensation plan existing as of or subsequent to the date of this Agreement, during the Term or during Employee’s employment with the Company and Edgewater, if subsequent to the Term, among other terms, provisions and conditions in such grants and/or awards, in each of (a) and (b), the shares underlying each such stock option grant, if any, and/or restricted stock award, if any, shall vest and: (i) as to stock option grants become immediately exercisable by Employee for the period specified in such grant; and (ii) as to restricted stock awards become shares of Employee not subject to any redemption option, in the event of: (x) termination of Employee’s employment by the Company for any reason, other than those referenced in Section 5(a)(i) – (iii); or (y) termination by Employee for Good Reason only.

3.3 Bonus. Employee shall be eligible to receive an annual cash bonus for each Compensation Year of up to 100% of Employee’s annual base salary, subject to the terms, provisions and conditions of the incentive compensation plan for each such Compensation Year as approved and adopted by the Committee. Notwithstanding the foregoing, the Committee does have the authority, but not the obligation under this Agreement or otherwise, to pay Employee a discretionary cash bonus for each Compensation Year in addition to the aforementioned annual cash bonus.

4. BENEFITS.

During the Term, Employee shall be entitled annually to accrue four (4) weeks of vacation in accordance with the Company’s vacation policy as in effect from time to time. During the Term, the Company shall pay for the lease, insurance and maintenance expenses with respect to a car leased by Employee (or a comparable car) consistent with such benefit as has been provided to Employee by the Company immediately prior to the date hereof. Employee shall be entitled, if eligible, to participate in any insurance, stock purchase, or other benefit plan of the Company now existing or hereafter adopted as offered to other employees of the Company similarly situated. Nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligation under this Agreement. The Company will provide Employee with prompt reimbursement for all reasonable business expenses incurred in the performance of Employee’s duties pursuant to this Agreement; provided, however, that Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

5. TERMINATION OF AGREEMENT AND EMPLOYMENT.

(a) The Company shall be entitled to terminate this Agreement and Employee’s employment or services with the Company, and any of its Subsidiaries, in any of the following circumstances during the Term:

(i) for “Cause,” which shall mean by reason of any of the following: (A) Employee’s material breach of any provision of Section 7 of this Agreement; (B) after providing 30 days prior notice to the Employee and providing the opportunity for Employee to be heard by the Board of Directors during such time, the Board of Directors issues a final written determination that Employee has willfully failed and refused to comply with the material and reasonable directives of the Company; (C) Employee’s willful and repeated failure to perform his duties which Employee has failed to cure within thirty (30) days after receipt of written notice of nonperformance from the Company ; (D) Employee’s gross negligence or willful or intentional misconduct; (E) after providing 30 days prior notice to the Employee and providing the opportunity for Employee to be heard by the Board of Directors during such time, the Board of Directors issues a final written determination that Employee has breached his fiduciary duties to the Company; or (F) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to Employee, or any other criminal activity which materially affects Employee’s ability to perform his duties or materially harms the reputation of the Company;

(ii) if, during the Term, Employee because of physical or mental illness or incapacity shall be unable for any reason to substantially perform all of his duties and responsibilities under this Agreement for a period of one hundred and eighty (180) days in the aggregate in any twelve (12) month period (“Disability”); provided, however, that the Company shall give Employee at least ten (10) days prior written notice of its intention to terminate this Agreement, as of the date set forth in the notice, at any time after the expiration of such one hundred and eighty (180) day period. In case of termination for Disability, Employee shall be entitled to receive salary, benefits, and reimbursable expenses owing Employee through the date of termination;

(iii) the death of Employee. In case of death during the Term, the Company’s obligations hereunder shall terminate on the date death occurs, except as to compensation and other benefits previously earned through and until such date; or

(iv) for any reason other than the reasons set forth in clauses (i)-(iii) above.

(b) During the Term, but only following a Change in Control (as defined below), Employee shall be entitled to terminate this Agreement, resign or otherwise terminate Employee’s employment with the Company and its Subsidiaries without Good Reason (as defined below) by Employee (the “Employee Termination”). In case of the Employee Termination, the Company’s obligations hereunder including, without limitation, the Company’s obligations to pay Employee’s base salary or any other compensation accruing after the effective date of such termination, any benefits (except as otherwise required by applicable law), other than those obligations which have accrued but remain unpaid as of the date of such termination (such as accrued but unpaid salary, any accrued but unpaid bonus, expense reimbursements, health insurance premiums, retirement plan contributions, if any, vacation pay, sick pay, etc.) and any lump sum severance payment obligation under any other provisions of this Agreement shall terminate as of the date of such termination, with all of Employee’s obligations hereunder, except with respect to Section 7 below, being terminated. Employee’s entitlement to receive any incentive compensation for the Compensation Year of such termination or thereafter and all rights pursuant to any grants under the 1996 Plan, the 2000 Plan, the 2003 Plan and any other option grant, restricted stock award or similar equity based incentive granted, awarded or issued subsequent to the date of this Agreement under the aforementioned stock based plans or other stock based plans of the Company, shall be governed by the terms , provisions and conditions of the applicable incentive compensation plan, stock option agreements, restricted stock award agreements or similar grant or award agreements. Notwithstanding the Employee Termination, except for employee’s continued compliance with the non-competition, non-solicitation and confidentiality provisions of Section 7, which shall apply for a period of twelve (12) months following the date of the Employee Termination (i) neither the Company, its Subsidiaries nor their successors of assigns (whether by operation of law or otherwise) shall have any rights, claims, causes of action or remedies (whether at law or in equity) against Employee with respect to or arising out of this Agreement and/or the Employee Termination generally (except for any acts of fraud or embezzlement by Employee); and (ii) Employee shall not have any obligations, duties, liabilities or responsibilities to the Company, its Subsidiaries or their successors or assigns (whether by operation of law or otherwise) with respect to or arising out of the termination of this Agreement or the Employee Termination generally, except for duties Employee would have in his capacity as a director of the Company, if still a director of the Company following the Employee Termination.

(c) Except as provided in Section 6 hereof, in the event of the termination of this Agreement and Employee’s employment:

(i) for Cause during the Term, or in the event of the resignation of Employee prior to any Change in Control (as defined below) during the Term (excluding circumstances involving Good Reason, as defined below), then as of the date of such termination, all of the Company’s obligations hereunder, including, without limitation, the Company’s obligations to pay Employee’s base salary or any other compensation accruing after the date of such termination and any benefits (except as otherwise required by applicable law), other than those obligations which have accrued but remain unpaid as of the date of such termination

(such as accrued but unpaid salary, any accrued but unpaid bonus, expense reimbursements, health insurance premiums, retirement plan contributions, if any, vacation pay, sick pay, etc.) and any lump sum severance payment obligation under any other provision of this Agreement shall terminate, with all of Employee’s obligations hereunder, except with respect to Section 7 below, being terminated. Employee’s entitlement to receive any incentive compensation for the Compensation Year of such termination or thereafter and all rights under the 1996 Plan, the 2000 Plan, the 2003 Plan and any other option grant, restricted stock award or similar equity based incentive granted, awarded or issued subsequent to the date of this Agreement under the aforementioned stock based plans or other stock based plans of the Company shall be governed by the terms, provisions and conditions of the applicable incentive compensation plan, stock option agreements, restricted stock award agreements or similar grant or award agreements; or

(ii) at any time prior to the expiration of the Term, by the Company pursuant to Section 5(a)(iv) above, or by Employee for Good Reason (as defined below), then in such event Employee shall receive from the Company a lump sum payment equal to the greater of the following: (A) the amount of Employee’s base salary, for the remaining period of the Term plus the prior year’s cash bonus paid to Employee; or (B) the sum of one year’s annual base salary of Employee at the time of termination plus the greater of twenty-five percent (25%) of such salary or the prior year’s cash bonus paid to Employee. The lump sum payment shall be due within thirty (30) days after the date of such termination. Upon the effective date of termination in either case, all options and restricted stock awards granted to Employee as referenced in Section 3.2 to the extent not already vested and exercisable, shall become immediately vested and exercisable. In addition, in the case of any such termination, the Company shall continue Employee’s health care, life insurance and disability coverage for Employee for the period of one (1) year following the date of any such termination: (i) under the terms of the applicable Company sponsored health care plan by which he was covered at the time of such termination of employment, as such plan may be in effect or may be modified from time to time, or (ii) if such Company sponsored health care, life insurance or disability plan does not by its terms allow Employee’s participation or continued participation, the Company shall obtain such insurance coverage on behalf of Employee that provides all benefits otherwise provided under such Company sponsored health care plan (collectively, “Continued Health Care Coverage”). “Good Reason” shall mean any of the following circumstances unless remedied by the Company within thirty (30) days after receipt of written notification by Employee that such circumstances exist or have occurred: (A) assignment to Employee of any duties inconsistent with Employee’s position, authority, duties or responsibilities as Chief Operating Officer of the Company as contemplated by Section 2(a) of this Agreement, change in the location of employment in conflict or inconsistent with Section 2(a) of this Agreement, requirement to travel in conflict or inconsistent with Section 2(a) of this Agreement, or any other action by the Company that results in a material diminution of such position, authority, duties or responsibilities; (B) a material reduction of Employee’s compensation and/or benefits; or (C) any material failure by the Company to comply with any of the material provisions of this Agreement.

6. CHANGE IN CONTROL.

(a) If Employee’s employment with the Company is terminated during the Term following a Change in Control, either by the Company which is not for Cause or by the Employee for Good Reason only: (i) the Company shall pay Employee a lump sum amount equal to the greater of: (A) the annual base salary in effect at the time of such termination for the remaining period of the Term plus his cash bonus paid for the year immediately preceding the year in which termination of employment occurs; or (B) one and one fourth (1.25) times Employee’s annual base salary then in effect plus his cash bonus paid for the year immediately preceding the year in which the termination of employment occurs, which such lump sum payment shall be due on the effective date of the termination of Employee’s employment; (ii) the provisions of Section 5(c)(ii) relating to exercisability of options, restricted stock awards and Continued Health Care Coverage shall apply; and (iii) the non-competition, non-solicitation and confidentiality provisions of Section 7 shall apply for a period of only six (6) months from the effective date of termination. In such event, Employee shall have no further obligations under this Agreement, other than continued compliance with Section 7 hereof during the aforementioned period in the preceding sentence.

(b) A “Change in Control” shall be deemed to have occurred if: (i) any person, other than the Company or an employee benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of the then-outstanding voting securities of the Company; (ii) the individuals (A) who, as of the date of this Agreement, constitute the Board (the “Original Directors”) or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (C) who are elected to the Board and whose election, or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election), cease for any reason to constitute a majority of the members of the Board; (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iv) the stockholders of the

Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets (other than cash) (i.e., 50% or more of the total assets (other than cash) of the Company).

(c) (i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement that are determined to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall not be paid or distributed in the amounts or at the times otherwise required by this Agreement, but shall instead be paid or distributed annually, beginning as of the effective date of the termination of Employee’s employment and thereafter on each anniversary thereof, in the maximum substantially equal amounts and over the minimum number of years that are determined to be required to reduce the aggregate present value of Agreement Payments to an amount that will not cause any Payment to be non-deductible under section 280G of the Code. For purposes of this Section 6, present value shall be determined in accordance with section 280G(d)(4) of the Code.

(ii) All determinations to be made under this Section 6 (c) shall be made by the Company’s independent public accountant immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Employee within 10 days of the effective date of the termination of Employee’s employment. Any such determination by the Accounting Firm shall be binding upon the Company and Employee.

(iii) Within two years after the effective date of the termination of Employee’s employment, the Accounting Firm shall review the determination made by it pursuant to Section 6(c)(i) above. If at that time, as a result of the uncertainty in the application of section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, the annual amounts of Agreement Payments or the period over which Agreement Payments are paid or distributed, as determined pursuant to clause (i), above, are determined not to satisfy the requirements of clause (i), then the annual amount of future Agreement Payments and/or the period over which future Agreement Payments are paid or distributed shall be redetermined to satisfy the requirements of clause (i), and all future Agreement Payments shall be paid or distributed in accordance with such redetermination.

(iv) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Section 6(c)(ii) and (iii) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to Section 6 (c)(ii) and (iii) above, except for claims, damages or expenses resulting from the negligence or misconduct of the Accounting Firm.

7. COVENANT NOT TO COMPETE, NON-SOLICITATION, CONFIDENTIALITY.

(a) Employee acknowledges that in the course of his employment by the Company, Employee has and will become privy to various economic and trade secrets and relationships of the Company and subsidiaries under its direct or indirect control (collectively, “Subsidiaries”). Therefore, in consideration of this Agreement, Employee hereby agrees that he will not, directly or indirectly, except for the benefit of the Company or its Subsidiaries, or with the prior written consent of the Board, which consent may be granted or withheld at the sole discretion of the Board:

(i) During the Noncompetition Period (as hereinafter defined), become an officer, director, stockholder, partner, member, manager, associate, employee, owner, creditor, independent contractor, co-venturer, consultant or otherwise, or be interested in or associated with any other person, corporation, firm or business engaged in providing (i) software solutions services, including but not limited to, systems integration, custom software development, training, systems support, outsourcing and/or information technology consulting services (ii) ) business intelligence and analytics, and (iii) merger and acquisition related consulting on information technology matters, so-called “monetizing knowledge” consulting and project management framework consulting; excluding, however, information technology staffing businesses and commercial software product businesses, except as to where a majority of the revenues of any such business is derived from custom software development services measured on the date the Employee becomes so Affiliated (all of the foregoing being referred to herein collectively, as the “Edgewater Services Business”) anywhere in the United States of America and its territories and any other country in which business is conducted by the Company or any of its Subsidiaries (collectively, the “Territory”); provided, however, that

(A) Nothing herein shall be construed to prohibit Employee from owning not more than three percent (3%) of any class of securities issued by an entity which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or which is traded over the counter;

(B) The foregoing shall not restrict Employee with respect to businesses, other than Edgewater Services Businesses, engaged in by the Company or its Subsidiaries after the Employee’s termination, unless Employee either is or was substantially involved in the acquisition or development of such other businesses of the Company or such Subsidiaries or had access to Confidential Information (as hereinafter defined) with respect to such other businesses; or

(C) Nothing herein shall be construed to prohibit Employee from engaging in general business consulting (excluding the Edgewater Services Business)to companies or individuals: (i) that do not compete, directly or indirectly, with an Edgewater Services Business; (ii) who are not or have not been customers of the Company and its Subsidiaries for a period of one (1) year , and/or (ii) who have not received within the last twelve (12) months a written proposal from the Company for services to be performed by the Company.

(ii) During the Noncompetition Period, in the Territory, solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties, from parties who are or were customers of the Company or its Subsidiaries, or parties to whom the Company or its Subsidiaries have submitted a written proposal with in the last twelve (12) months, any Edgewater Services Business transacted with, or proposed to be transacted with, such customer by the Company or its Subsidiaries; or

(iii) During the Noncompetition Period, in the Territory, accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of himself or for third parties, any such Edgewater Services Business from any such customers of the Company or its Subsidiaries or parties to whom the Company or its Subsidiaries have submitted a written proposal with in the last twelve (12) months ; or

(iv)(A) During the Noncompetition Period, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Company or its Subsidiaries relating to their business or the operations, employees or customers of the Company or its Subsidiaries, which constitutes proprietary or confidential information of the Company or its Subsidiaries (“Confidential Information”), including without limitation any Confidential Information contained in any customer lists, mailing lists and sources thereof, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents; and (B) from and after the date hereof, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Company or its Subsidiaries which constitutes Confidential Information, but excluding any Confidential Information which has become part of common knowledge or understanding in the Edgewater Services Business industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement); provided, however, this subsection (iv) shall not be applicable to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved; or

(v) During the Noncompetition Period, in the Territory,

(A) Solicit, entice, persuade or induce, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of the Company or its Subsidiaries or any other person who is under contract with or rendering services to the Company or its Subsidiaries, to terminate his or her employment by, or contractual relationship with, such person or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering, services to or for such person or to become employed by or to enter into contractual relations with any persons other than such person or to enter into a relationship with a competitor of the Company or its Subsidiaries;

(B) Solicit, induce, attempt to hire, or hire any employee of the Company or its Subsidiaries (or anyone who was an employee of the Company or its Subsidiaries during the period from the date six months prior to termination of Employee’s employment with the Company), or assist in such hiring by any other person or business entity; and/or

(C) Authorize or knowingly approve or assist in the taking of any such actions by any person other than the Company or its Subsidiaries.

(b) For purposes of this Agreement, the term “Noncompetition Period” shall mean the period commencing on the date hereof and ending twelve (12) months after the date Employee ceases to be an officer or employee of, or consultant to the Company or any of its Subsidiaries; provided, however, that the Noncompetition Period shall end at the times prescribed in Sections 5 and 6 year from the date of termination of this Agreement and employment of Employee by the Company under this Agreement which is without Cause, by Employee for Good Reason as referenced therein or by Employee pursuant to Section 5 (b).

(c) The invalidity or non-enforceability of this Section 7 in any respect shall not affect the validity or enforceability of this Section 7 in any other respect or of any other provisions of this Agreement. In the event that any provision of this Section 7 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable and further, to the extent permitted by law, such geographic or business scope or the duration thereof may be re-written by a court of competent jurisdiction to make such sufficiently limited to be enforceable.

(d) Employee acknowledges that the Company’s and/or its Subsidiaries, remedies at law for any breach of the provisions of this Section 7 are and will be insufficient and inadequate and that the Company and its Subsidiaries shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company or its Subsidiaries may have at law.

(e) The provisions of this Section 7 shall survive termination of this Agreement in accordance with provisions referenced above.

8. DIVISIBILITY OF AGREEMENT. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

9. NOTICES. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage prepaid by certified or registered mail, return receipt requested, or sent by prepaid overnight courier service, delivery confirmed, as follows:

If to Employee:	Dave Gallo
23 Steeple Chase Circle
Westford, MA 01886

If the Company:	Lead Director
c/o Corporate Secretary
Edgewater Technology, Inc.
20 Harvard Mill Square
Wakefield, MA 01880

With a copy to:	Aaron Gilman, Esq.
Devine, Millimet & Branch
300 Brickstone Square, 9th Floor
Andover, MA 01810

Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

10. COMPLETE AGREEMENT. This Agreement, and any grants under the 1996 Plan, the 2000 Plan and the 2003 Plan contain the entire understanding of the parties with respect to the employment of Employee (including nonsolicitation and noncompetition agreements) and supersedes all prior arrangements or understandings with respect thereto, including but not limited to that certain employment agreement by and between the Company, Edgewater Technology (Delaware) , Inc. and Employee dated as of June 12, 2003. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

11. ASSIGNMENT. This Agreement is personal and non-assignable by Employee. It shall inure to the benefit of and be binding in all respects upon, any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate.

12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Delaware.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in multiple counterparts as of the day and year first above written.

EMPLOYEE:

/s/ Dave Gallo
Dave Gallo

EDGEWATER TECHNOLOGY, INC. :

By:	/s/ Shirley Singleton
Name:	Shirley Singleton
Title:	Chairman, President and Chief Executive Officer